Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Thryv Holdings, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Thryv Holdings, Inc. on Forms S-3 (File No. 333-256294 and File No. 333-266542) and on Forms S-8 (File No. 333-277265, File No. 333-269980, File No. 333-263626, File No. 333-258875, and File No. 333-249002).

/s/ GRANT THORNTON LLP
Dallas, Texas
February 27, 2025